UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

VAXART, INC
(Name of Registrant as Specified In Its Charter)

DANIEL P. HOULE MARK SILVERBERG, DDS, MD MATTHEW M. WALLACE, MD PATRICE RAFFY Q3 NOMINEES PTY LTD MARC EUSTACE PEREIRA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Daniel P. Houle and the other participants named herein (collectively, the “Concerned Vaxart Stockholders”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Concerned Vaxart Stockholders’ slate of director nominees at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) of Vaxart, Inc., a Delaware corporation (the “Company”). On July 1, 2026, in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, the Concerned Vaxart Stockholders withdrew their slate of nominees for election to the Board of Directors of the Company (the “Board”) at the 2026 Annual Meeting. The Concerned Vaxart Stockholders will not vote any proxies received from stockholders of the Company at the 2026 Annual Meeting.

Pursuant to the Cooperation Agreement, the Board agreed to cooperate in good faith with the Concerned Vaxart Stockholders to identify and agree upon a director candidate to be appointed to the Board (the “New Director”) within 60 to 90 days from the conclusion of the 2026 Annual Meeting. Additionally, the Cooperation Agreement provides that concurrently with the appointment of the New Director to the Board, the New Director shall also be appointed to the Nominating and Governance Committee (the “NGC”) and shall be entitled to serve on the NGC at least until the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”).

Additionally, pursuant to the Cooperation Agreement, as soon as reasonably practicable following the conclusion of the 2026 Annual Meeting, the Board agreed to (i) determine and confirm the composition of the NGC and the Compensation Committee and select new committee chairs for each such committee, (ii) form a Clinical and Regulatory Affairs Committee, which committee shall be chaired by director James B. Breitmeyer, and (iii) form a Stockholder Engagement Committee, which committee shall be chaired by the New Director until the Termination Date (as defined below). The Cooperation Agreement also provides that the Board will adopt certain director stock ownership and resignation policies during the third quarter of fiscal 2026.

Further, pursuant to the Cooperation Agreement, the Company’s management has agreed to meet with the Concerned Vaxart Stockholders for the duration of the Cooperation Agreement at least one time per fiscal quarter following the Company’s reporting of earnings for such quarter to discuss financial and strategic matters based on public information and for the Company to hear and consider the perspectives of the Concerned Vaxart Stockholders. The Concerned Vaxart Stockholders may request the additional presence of up to two directors, in addition to the Chief Executive Officer at any such meeting.

The Cooperation Agreement also contains certain customary voting commitment, standstill, non-disparagement and expense reimbursement provisions.

The Cooperation Agreement will terminate on the date (the “Termination Date”) that is the earlier of (x) 30 days prior to the nomination deadline under the Company’s Amended and Restated Bylaws (the “Bylaws”) for the nomination of director candidates for election to the Board at the 2027 Annual Meeting and (y) 75 days prior to the first anniversary of the 2026 Annual Meeting; provided, however, that the Termination Date shall be automatically delayed until the date that is the earlier of (x) 30 days prior to the nomination deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2028 Annual Meeting of Stockholders of the Company and (y) 75 days prior to the first anniversary of the 2027 Annual Meeting if the Company notifies the Concerned Vaxart Stockholders and the New Director in writing at least 30 days prior to the initial Termination Date that the Board has irrevocably offered to renominate the New Director for election at the 2027 Annual Meeting.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026, and incorporated herein by reference.